Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-125727

Prospectus Supplement No. 2
to Prospectus dated August 12, 2005

12,231,106 Shares of Common Stock

SOLOMON TECHNOLOGIES, INC.

We are supplementing the prospectus dated August 12, 2005, covering up to 12,231,106 shares of our common stock, par value $0.001 per share, which may be offered for sale from time to time by the selling stockholders named in the prospectus. This prospectus supplement contains our Current Report on Form 8-K dated March 15, 2006, which was filed with the Securities and Exchange Commission on March 21, 2006.

This prospectus supplement supplements information contained in the prospectus dated August 12, 2005. This prospectus supplement should be read in conjunction with the prospectus dated August 12, 2005 and any amendments or supplements thereto, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any amendments or supplements thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 12, 2005, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS DATED AUGUST 12, 2005.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 22, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 L & R Industrial Boulevard
Tarpon Springs, Florida 34689
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (727) 934-8778

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks identified and discussed from time to time in our filings with the Securities and Exchange Commission.

Item 1.01 Entry into a Material Definitive Agreement

On March 15, 2006, Solomon Technologies, Inc. (the “Company”) and Woodlaken LLC (“Woodlaken”), Jezebel Management Corporation (“Jezebel”), Pinetree (Barbados), Inc. (“Pinetree”) and Coady Family LLC (“Coady,” and together with Woodlaken, Jezebel and Pinetree, the “Initial Investors”) entered into an agreement to amend the promissory notes in the aggregate principal amount of $950,000 issued by the Company to the Initial Investors between March and November 2005 (the “Notes”) to extend the maturity date of the Notes from March 15, 2006 to April 30, 2006. Pursuant to the agreement, the Initial Investors agreed to convert all accrued and unpaid interest on the Notes through February 28, 2006 into shares of the Company’s common stock at a 20% discount from the market price per share of the Company’s common stock as of March 14, 2006. In addition, to induce the Initial Investors to agree to extend the Notes, the Company issued to each Initial Investor 15,000 shares of common stock for each $100,000 in principal amount of Notes held by the Initial Investor.

On March 20, 2006, the Company borrowed $25,000 from F. Jay Leonard (“Leonard”) and issued a promissory note in such principal amount to Leonard. The new note bears interest at a rate of 12% per annum and matures on April 30, 2006. The new note has substantially the same terms as the Notes and with the Notes is secured by a first priority security interest in all of the tangible and intangible assets of the Company.

The board of directors of the Company has authorized the Company to borrow up to an additional $625,000 from the Initial Investors, Leonard and others on the same terms as the Notes and the new note issued to Leonard.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As more fully described in Item 1.01, on March 20, 2006, the Company borrowed $25,000 from Leonard and issued a promissory note in such principal amount to Leonard. The note is secured by a first priority security interest in all of the tangible and intangible assets of the Company. The note may be accelerated by Leonard upon the occurrence of certain events of default, including the Company’s bankruptcy or liquidation or breach of any of the Company’s representations or obligations under the note. The note matures on April 30, 2006.

Item 3.02 Unregistered Sales of Equity Securities

As more fully described in Item 1.01, on March 15, 2006, the Company issued and sold an aggregate of 235,856 shares of common stock to the Initial Investors. Of these shares, 93,356 shares of common stock were issued upon conversion of accrued and unpaid interest on the Notes through February 28, 2006 at a price per share equal to a 20% discount from the market price per share of the Company’s common stock as of March 14, 2006. The remaining 142,500 shares were issued to the Initial Investors as an inducement to each Initial Investor agreeing to extend the Notes. The sales of these securities were determined to be exempt from registration under Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC. (Registrant)

Dated: March 21, 2006	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President (Principal Executive Officer)